CYANCO COMPANY
Financial Statements
December 31, 1999, 1998 and 1997

                          INDEPENDENT AUDITORS' REPORT








To the Joint Venture Participants
of Cyanco Company


We have audited the accompanying balance sheet of Cyanco Company as of December 31, 1999 and 1998, and the related statements of income, joint venture capital, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyanco Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and 1997, in conformity with generally accepted accounting principles.






                                                  TANNER+CO.





Salt Lake City, Utah
January 25, 2000


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


                                                                                            CYANCO COMPANY

                                                                                             Balance Sheet
                                                                                            (In Thousands)

                                                                                              December 31,
----------------------------------------------------------------------------------------------------------




                                                                             1999              1998
                                                                       -----------------------------------
              Assets
              ------
Current assets:
     Cash                                                              $           1,389  $          2,183
     Accounts receivable                                                           1,317             2,436
     Inventories                                                                     935             1,014
     Prepaid expenses                                                                103               174
                                                                       -----------------------------------

                  Total current assets                                             3,744             5,807

Property, plant and equipment, net                                                18,288            19,114
Other assets, net                                                                    560               601
                                                                       -----------------------------------

                                                                       $          22,592  $         25,522
                                                                       -----------------------------------

----------------------------------------------------------------------------------------------------------

              Liabilities and Joint Venture Capital
              -------------------------------------

Current liabilities - accounts payable and accrued expenses            $           1,102  $          1,398
                                                                       -----------------------------------

Deferred royalty                                                                       -             2,422
                                                                       -----------------------------------

Commitments and contingencies                                                          -                 -

Joint venture capital                                                             21,490            21,702
                                                                       -----------------------------------

                                                                       $          22,592  $         25,522
                                                                       -----------------------------------




----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         1

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



                                                                                            CYANCO COMPANY

                                                                                       Statement of Income
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------



                                                            1999             1998              1997
                                                     -----------------------------------------------------

Revenues:
     Net sales                                       $         19,209   $       27,141    $         31,596
     Other                                                        137              104                 242
                                                     -----------------------------------------------------

                                                               19,346           27,245              31,838
                                                     -----------------------------------------------------


Costs and expenses:
     Cost of sales                                             12,621           16,498              17,791
     General and administrative                                 1,359            1,641               1,765
                                                     -----------------------------------------------------

                                                               13,980           18,139              19,556
                                                     -----------------------------------------------------

                  Income before
                  extraordinary income                          5,366            9,106              12,282

Extraordinary income - gain on
  forgiveness of debt                                           2,422                -                   -
                                                     -----------------------------------------------------

                  Net income                         $          7,788   $        9,106    $         12,282
                                                     -----------------------------------------------------




----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         2

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


                                                                                            CYANCO COMPANY

                                                                        Statement of Joint Venture Capital
                                                                                            (In Thousands)

                                                              Years Ended December 31, 1999, 1998 and 1997
----------------------------------------------------------------------------------------------------------




                                                           Nevada
                                                         Chemicals,         Degussa
                                                            Inc.             Corp.            Total
                                                     -----------------------------------------------------

Balance at January 1, 1997                           $        10,077    $      10,216    $          20,293

Distributions                                                 (5,000)          (5,000)             (10,000)

Net income                                                     6,141            6,141               12,282
                                                     -----------------------------------------------------

Balance at December 31, 1997                                  11,218           11,357               22,575

Distributions                                                 (5,000)          (5,000)             (10,000)

Capital contributions                                             21                -                   21

Net income                                                     4,553            4,553                9,106
                                                     -----------------------------------------------------

Balance at December 31, 1998                                  10,792           10,910               21,702

Distributions                                                 (4,000)          (4,000)              (8,000)

Extraordinary income                                           2,422                -                2,422

Income before extraordinary item                               2,683            2,683                5,366
                                                     -----------------------------------------------------

Balance at December 31, 1999                         $        11,897    $       9,593    $          21,490
                                                     -----------------------------------------------------





----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         3
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                                                                                            CYANCO COMPANY

                                                                                   Statement of Cash Flows
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------




                                                                 1999            1998           1997
                                                            ----------------------------------------------
Cash flows from operating activities:
     Net income                                             $         7,788   $      9,106   $      12,282
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                                  941          1,188           1,441
         Gain on disposal of equipment                                   (5)             -               1
         Gain on forgiveness of debt                                 (2,422)             -               -
         (Increase) decrease in:
              Accounts receivable                                     1,119            (15)            906
              Inventories                                                79            (76)            (55)
              Prepaid expenses                                           71             66              18
         Decrease in accounts payable
           and accrued expenses                                        (296)          (705)         (1,370)
                                                            ----------------------------------------------

                  Net cash provided by
                  operating activities                                7,275          9,564          13,223
                                                            ----------------------------------------------

Cash flows from investing activities:
     Purchase of property, plant and equipment                          (88)          (310)         (3,106)
     Decrease in other assets                                            19              -              61
                                                            ----------------------------------------------

                  Net cash used in
                  investing activities                                  (69)          (310)         (3,045)
                                                            ----------------------------------------------

Cash flows from financing activities-
     distributions to joint venture
       participants                                                  (8,000)       (10,000)        (10,000)
                                                            ----------------------------------------------

                  Net (decrease) increase in cash                      (794)          (746)            178

Cash, beginning of year                                               2,183          2,929           2,751
                                                            ----------------------------------------------

Cash, end of year                                           $         1,389   $      2,183   $       2,929
                                                            ----------------------------------------------



----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         4
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                                                                  CYANCO COMPANY

                                                   Notes to Financial Statements
                                                                  (In Thousands)

                                                      December 31, 1999 and 1998
--------------------------------------------------------------------------------


 1.  Organization and Significant Accounting Policies

Organization

Cyanco Company (the Company) is the owner and operator of a liquid sodium cyanide manufacturing facility located in Humboldt County, Nevada. The Company operates within the mining industry.

The Company is a non-corporate  joint venture.  Nevada  Chemicals,  Inc. (Nevada
Chemicals), a wholly-owned subsidiary of Mining Services International Corporation (MSI) owns a 50 percent interest in the joint venture, and Degussa Corporation (Degussa) owns a 50 percent interest in the joint venture.

The joint venture agreement also provides that each party has a first right of refusal to purchase the other party's interest in the event of withdrawal of one of the parties.

Cash Equivalents

For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.

Inventories

Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation on property, plant and equipment, other than the sodium cyanide plant, is determined using the straight-line method over the estimated useful lives of the assets. Depreciation on the sodium cyanide plant is determined using the units-of-production method. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in current operations.


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                                                                               5

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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------



 1.  Organization and Significant Accounting Policies Continued

Other Assets

Included in other assets are amounts relating to a payment for the license of certain technology and deferred costs associated with the sodium cyanide manufacturing facility. Amortization of these costs is determined using the units-of-production method. Amortization expense of other assets totaled $22, $29, and $47, in 1999, 1998, and 1997, respectively.

Revenue Recognition

Revenue is recognized upon shipment of the product.

Income Taxes

The joint venture is not subject to federal income taxes since all income tax effects accrue directly to the joint venture participants.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. The Company has a distribution agreement with Degussa, which requires Degussa to indemnify the Company against any credit risk from receivables.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Company's customer base consists primarily of mining companies in the Western United States. Although the Company is directly affected by the well-being of the mining industry, management does not believe significant credit risk exists at December 31, 1999.


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                                                                               6

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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------


 1.  Organization and Significant Accounting Policies Continued

Use of Estimates in the Preparation of Financial Statements The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain amounts in the prior years financial statements have been reclassified to conform with the current year presentation.

2.   Detail of Certain Balance Sheet Accounts


                                                        December 31,
                                            ------------------------------------
                                                   1999              1998
                                            ------------------------------------
Inventories:
     Raw materials                          $              703  $            822
     Finished goods                                        232               192
                                            ------------------------------------

                                            $              935  $          1,014
                                            ------------------------------------




Accounts payable and accrued expenses:
     Trade payables                         $              832  $          1,050
     Accrued expenses                                      270               278
     Due to joint venture participants                       -                70
                                            ------------------------------------

                                            $            1,102  $          1,398
                                            ------------------------------------


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                                                                               7

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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------



3.   Property, Plant and Equipment

Property, plant and equipment is comprised of the following:


                                                   December 31,
                                        -----------------------------------
                                               1999             1998
                                        -----------------------------------

Plant                                   $           25,470  $        25,438
Machinery and equipment                              1,679            1,702
Land                                                   463              463
Vehicles                                               333              286
Office equipment and fixtures                          191              186
Construction in progress                                17               17
                                        -----------------------------------

                                                    28,153           28,092

Less accumulated depreciation
 and amortization                                   (9,865)          (8,978)
                                        -----------------------------------

                                        $           18,288  $        19,114
                                        -----------------------------------


4.   Bank Line-of-Credit

The Company had a bank line-of-credit agreement which allowed the Company to borrow a maximum amount of $7,000,000 at an interest rate equal to the bank's LIBOR plus .5%. The line-of-credit matured during 1999, was secured by guarantees from Degussa and MSI and had no outstanding balance at December 31, 1998. The line-of-credit was not renewed during 1999.



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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------



5.   Deferred Royalty

The Company has a royalty agreement which calls for the Company to pay a royalty on the first 28,000,000 pounds of sodium cyanide produced in the original plant. The royalty is computed as one-half cent per pound for each pound of sodium cyanide sold on annual gross sales above $12,500 and less than $15,000 and one cent per pound for each pound of sodium cyanide sold on annual gross sales above $15,000. The Company has the option to buy out the royalty agreement at any time for $2,500 (the initial amount of the royalty agreement) less royalties previously paid. The Company's joint venture agreement provides for payments made under the royalty agreement to be specifically allocated to Nevada Chemicals as a reduction of their allocable income or distribution of assets upon dissolution or sale of the Company.

Effective December 31, 1999, the Company settled the deferred royalty and recognized a gain from forgiveness of debt of approximately $2,422.


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                                                                               9

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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------


6.   Related Party Transactions

Related party transactions consist of the following (in thousands):


                                             Years Ended December 31,
                                  ----------------------------------------------
                                       1999           1998            1997
                                  ----------------------------------------------

Sales to a joint venture
partner (see note 7)              $        19,209  $      27,141  $       31,596

Raw materials purchased
from a joint venture partner      $             -  $           -  $          568

Management fees, cost
reimbursements and other
fees paid to the joint venture
partners included in selling,
general and administrative
expenses                          $           574  $         820  $          948

Amounts payable to a joint
venture partner included in
payables                          $             -  $          70  $           62

Lease payment to a joint
venture partner                   $            37  $          53  $           62



7.   Distribution Agreement

The Company has entered into an agreement with Degussa which provides for Degussa to act as the exclusive (with certain exceptions) distributor of the Company's products.

Consequently, substantially all of the Company's revenues and trade receivables are from Degussa. The agreement expires on May 23, 2000, but may be renewed for subsequent terms subject to approval of both of the joint venture partners.



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                                                                              10

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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------


8.   Profit Sharing Plan

The Company has adopted a defined contribution profit sharing plan which qualifies under Section 401(K) of the Internal Revenue Code. The plan provides retirement benefits for employees meeting minimum age and service requirements. Participants may contribute up to 20 percent of their gross wages, subject to certain limitations. The Company made contributions of $24, $28, and $33, during 1999, 1998 and 1997, respectively.


9.   Supplemental Cash Flow Information

No amounts were paid for interest during the years ended December 31, 1999, 1998 and 1997.

During the year ended December 31, 1998, the Company reduced its deferred royalty and increased its joint venture capital for royalty payments made by Nevada Chemicals Inc., of $21.


10.  Fair Value of Financial  Instruments

The Company's financial instruments consist of cash, receivables and payables. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items.


11.  Commitments and Contingencies

The Company provides medical benefits for its employees under a plan which is partially self-funded by the Company.



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